Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made on the 1st November 2023 (the “Effective Date”) contract between THUNDER POWER HOLDINGS LIMITED (the “Company”), and Mr. Jo Chiu Wai (HKID No. Z195401(7)) (the “Consultant”). The Company and the Consultant are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WITNESSETH THAT:

WHEREAS, the Company is in the business of, among other things, designing, engineering, developing, and selling electric vehicles and their parts and components;

WHEREAS, the Consultant has expertise and experience in automotive areas beneficial to the Company and desires to consult with the Company in his area of expertise;

WHEREAS, the Company wishes to engage the Consultant (“Services”); and

WHEREAS, the Consultant wishes to accept the Company’s engagement.

NOW, THEREFORE, the Parties agree as follows:

1)	Definition

In this Agreement the following expressions shall have the following meanings:

“Affiliate” shall mean (i) with respect to the Company, another entity that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under the common Control with the Company, and (ii) with respect to any natural person, any of its associates.

“Appointment” shall mean appointment of the Consultant as consultant of the Company under this Agreement.

“Chief Executive Officer” means the chief executive officer of the Company.

“Companies Ordinance” means this Companies Ordinance (Cap 622 of the Laws of Hong Kong).

“Competing Activities” shall mean any business, trade or occupation the same as or similar to or in conflict or in competition with any activity carried on by the Group.

“Confidential Information” shall mean methods, processes, techniques, shop practices, formulae, compounds, composition, equipment, research data, technical knowledge and knowhow, information relating to the Services and/or Inventions including without limitation all processes, materials and material composite, equipment and machinery used in performing the Services and/or creating the Inventions , personnel data, customers and the suppliers’ lists, Group’s customers and suppliers, financial data, plans, business associations, transactions, financial arrangements and all other know-how and trade secrets and such other information designated by the Company or other Group Company to be confidential which are in the possession of the Group and which have not been published or disclosed to the general public.

“Control” shall mean, in relation to any legal entity, the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of that entity, whether through the liability to exercise voting power, by contract or otherwise.

“Group” shall mean the Company, the Holding Company of the Company, and any company which is for the time being a Subsidiary or Affiliate of the Company or of the Company’s Holding Company.

“Group Company” shall mean any company which belongs to the Group.

“Holding Company” shall be defined in accordance with S.13 of the Companies Ordinance (Cap 622).

“Intellectual Property” shall mean all valid rights, title, license and interest in, or the right to use, sell, develop, license, copy, distribute, market and dispose of all patent applications, patents, trademark applications, trademarks, service marks, trade names, logos, trade dress, copyright applications, copyrights, mask works, trade secrets, know-how, technology, customer lists, proprietary processes and formulae, technical data, techniques, all source and object code, algorithms, inventions, development tools, confidential business information data and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights.

“Inventions” shall mean all patentable and non-patentable inventions, discoveries and improvements, processes and know-how, design, copyright works (including without limitation computer programs), new designs and the like discovered or created by the Consultant in the course of or for the Appointment or discovered or created by the Consultant as a result whether directly or indirectly of anything done by the Consultant in pursuance of his duties hereunder and/or (as the case may be) based or derived whether directly or indirectly on any item of the Confidential Information or Pre-existing Intellectual Property

“Pre-existing Intellectual Property” means any Intellectual Property which has been developed and/or owned by the Consultant prior to the Appointment.

“Pre-existing Process IP” has the meaning ascribed to it in Clause 8.3

“Prohibited Business” shall mean (a) any business or activity which relates to or involves (i) the technology and knowhow which the Consultant is engaged to develop and study under this Agreement or (ii) any of the Inventions or (b) any business or activity carried on by the Company or any other Group Company at the Termination Date which involves and/or relates to any of the Services and/or Inventions.

“Services” shall mean the consultancy services which the Consultant provides under this Agreement.

“Subsidiary” shall be defined in accordance with S.15 of the Companies Ordinance (Cap 622).

“Termination Date” shall mean the date of termination of this Agreement.

“Work Product” means any non-generic designs, data, documentations, parts, materials, drawings, software and information of any kind, in whatever form, originally created during the course of performance of the Consulting Services.

2)	Position

The Consultant shall accept the Company’s employment to serve as Director of Financial Planning and Analysis and the Company reserves the right to transfer or re-assign the Consultant to other position(s) commensurate with the capability, or other companies within the Group.

The Consultant shall be responsible for developing and implementing the company’s financial planning processes, including annual budgeting, forecasting, and long-term strategic planning. This involves collaborating with other departments and senior management to gather inputs, set financial targets, and align financial plans with business objectives. The Consultant shall lead the budgeting and forecasting processes, ensuring accurate and timely preparation of budgets, financial projections, and performance forecasts. This includes analyzing historical data, market trends, and business drivers to provide meaningful financial insights and recommendations. The Consultant shall conduct in-depth financial analysis to assess the company’s financial performance, profitability, and cost-efficiency. This involves analyzing financial statements, key performance indicators (KPIs), and other financial metrics to identify trends, variances, and areas for improvement. You may also perform scenario analysis and sensitivity testing to evaluate the potential impact of strategic decisions.

3)	Term

This Agreement shall be effective from the date it is made (“Effective Date”).

4)	Consulting Fee

The Company shall pay to Consultant, as compensation for the Services to be rendered, a monthly package of HKD44,500 provided that no early termination as prescribed in the Clause 6 occurs. The Fees are inclusive of all types of disbursements except for reasonable transportation, hotel and other expenses properly and necessarily incurred by the Consultant in the discharge of his duties hereunder (collectively “Travelling Expenses”).

5)	Tax Filing

5.1	The Consultant shall be responsible for (i) filing appropriate returns with applicable government and tax authorities and (ii) paying tax, and/or any other duties to the appropriate tax authorities with respect to the Consulting Fees received under this Agreement. The Company shall maintain the right to deduct or withhold any taxes that the Company determines the Consultant is obligated to withhold from any Consulting Fees and payment to the Consultant as reduced by such deductions or withholdings shall be deemed to be full payment and settlement to the Consultant of such amount.

6)	Termination

6.1	Except the Clause 6.2 below, the Company may terminate this Agreement, at any time, by giving one month’s prior notice.

6.2	This Agreement may be terminated by the Company immediately without any prior notice for cause if the Consultant:

i)	willfully disobeys a lawful and reasonable order of the Company;

ii)	acts in willful or persistent breach of any of the Consultant’s material obligations contained in this Agreement;

iii)	is guilty of fraud or dishonesty;

iv)	commits a material breach of any provisions contained in this Agreement or where the breach is capable of remedy, and the Consultant has failed to remedy such breach within a reasonable time stipulated by the Company in a written notice or warning issued to the Consultant specifying the breach and requiring remedy of such breach.

6.3	Upon termination of this Agreement, the Company will not have further obligation to the Consultant, except to pay all accrued but unpaid Consulting Fee.

7)	No Disparaging Remark

During the term of this Agreement and two years thereafter, the Consultant shall make no disparaging remark about the Company to the public.

8)	Intellectual Property

8.1	Save and except for inventions which are based solely on the Pre-existing Intellectual Property, all Intellectual Property rights throughout the world related to any Confidential Information and the Inventions shall vest in and be the absolute property of the Company. Upon the request of the Company, the Consultant shall (at the expense of the Company) execute all documents and do all acts and things required to vest or perfect the vesting of all Intellectual Property rights in the Inventions and the Confidential Information legally and exclusively in the Company or any nominee or assignee of the Company or its nominee or assignee to enable the Company to obtain patent, registered designs, copyright or other Intellectual Property protection in respect of the same in any part of the world as the Company may require.

8.2	All documents, forms, papers, designs or other records (in whatever form) concerning the Confidential Information and/or the Inventions (whether originally delivered to the Consultant by any Group Company or originated by the Consultant) are acknowledged by the Consultant to be the sole property of that Group Company and the Consultant undertakes to deliver up all or any of the same to the Company either on demand or pursuant to Clause 9 provided that the Company shall not make such demands as could reasonably be considered to hinder the Consultant in the due performance of his duties under this Agreement while the same continues in force.

8.3	The Company will own any intellectual property that the Consultant develops in connection with Work Products. The Consultant will assign to the Company all right, title and interest in and to such intellectual property. Notwithstanding the foregoing, any Pre-existing Intellectual Property related to the Work Product (“Pre-existing Process IP”) that the Consultant has developed, prior to the Appointment, necessary to produce the Work Product or has developed prior to the Appointment under a Statement of Work for the Company or will develop in connection with producing the Work Products will be owned by the Consultant. The Consultant grants the Company a worldwide, perpetual, irrevocable, royalty-free, fully paid up right and license under the Pre-existing Process IP, to make, have made, use, reproduce, format, modify, and create derivative works of the Pre-existing Process IP and combine the Pre-existing Process IP and/or derivative works thereof with any of the Company’s software, firmware, hardware and/or services.

9)	Warranties

The Consultant warrants that the Pre-existing IP and any Work Product(s) developed or created in the course of the Appointment does not infringe the Intellectual Property or other rights of any third party.

10)	Return of Property

10.1	Upon the termination of this Agreement, the Consultant and its agents and employees shall immediately deliver up to the Company or its authorized representative all the Confidential Information and property of whatsoever nature which may be in their possession or control and relate in any way to the business affairs of the Company and/or any Group Company (including without limitation plans, statistics, documents, records, papers, magnetic disks, tapes or other software storage media and all ) and the Consultant and its agents shall not, without the written consent of the Company, retain any copies thereof.

10.2	While the restrictions contained herein are considered by the parties to be reasonable in all the circumstances, it is agreed that if such restrictions shall take together be adjudged to go beyond what is reasonable for the protection of the Confidential Information and legitimate interests of the Company but would be adjudged reasonable if part or parts of the wording thereof were deleted the said restrictions shall apply with such words deleted.

10.3	The Company reserves the right to add, delete, vary or modify any of the above terms, rules and procedures. However, no change, modification or future representation promise in connection with the above terms, rules and procedures of this Agreement is valid unless made in writing and signed by both Parties here under.

11)	Confidentiality Obligation

11.1	The Confidential Information shall be treated by the Consultant as confidential and shall not be disclosed by him to any third party without prior written consent of the Company nor used by him in any manner which may injure or cause loss either directly or indirectly to the Group, or may be likely so to do.

11.2	The Consultant shall take all reasonable steps to minimize the risk of disclosure of the Confidential Information. All reasonable precautions shall be taken to prevent unauthorized persons having access to the Confidential Information and the Consultant shall make arrangement for the proper and secure storage of the Confidential Information.

11.3	The obligations under this Clause 11 shall survive the termination of this Agreement but without any limit in point of time but shall cease to apply to any item of Confidential Information when and to the extent that any general principle of law relating to or affecting the protection of confidential information prevents it so applying including without limitation by reason of the fact that it has come into the public domain other than by reason of a breach of this clause by the Consultant.

11.4	Without prejudice to the foregoing, the Consultant shall also be bound by the Non- disclosure Agreement between the parties.

12)	Restrictive Covenants

12.1	The Consultant shall not, during the term of this Agreement, or without the written consent of the Company, for a period of one year after the termination of the Appointment, either on its own account or in partnership with any other person, be connected, as proprietor, employee, consultant or otherwise with any Prohibited Business.

12.2	During the term of this Agreement and two years thereafter, the Consultant shall not, directly or indirectly, solicit any of the Company’s employees, agents, independent contractors, suppliers, customers, consultants, or any other person or entity that has a business relationship with the Company to terminate or alter its relationship with the Company.

12.3	The restrictions in Clauses 12.1 and 12.2 are held by the Company for itself and on trust for other Group Company and shall be enforceable by the Company on behalf of other Group Company as though it were a party to this Agreement. The Consultant shall at the request and cost of the Company enter into a direct agreement with other Group Company whereby it will accept restrictions in the same form as those included in Clauses 12.1 and 12.2.

12.4	The restrictions set out in Clauses 12.1 and 12.2 are entered into by the Company and the Consultant after having been separately legally advised. Each of them is intended to be separate and severable. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof were deleted such restriction shall apply with such deletion as may be necessary to make it valid and effective.

13)	Irreparable Harm

The Parties acknowledge that a breach of Clauses 7 to 12 of this Agreement may cause irreparable harm for which monetary damages would be insufficient. Each party acknowledges that the aggrieved Party will have the right to seek equitable relief, in addition to all other remedies in any court having competent jurisdiction.

14)	Amendment

Any amendment of the terms of this Agreement will not be valid unless in writing signed by both Parties.

15)	Governing Law and Dispute Resolution Forum

15.1	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

15.2	The Parties shall settle any dispute arising out of this Agreement by arbitration in the Hong Kong International Arbitration Centre, in accordance with its applicable rules then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The number of arbitrators shall be one who shall be appointed in accordance with such rules. The place of arbitration shall be in Hong Kong. The language of the arbitration shall be in English. The prevailing party will be entitled to recovery of arbitration expenses (including reasonable attorney’s fees). The arbitral award will be binding and final.

16)	Non-Assignment

Neither Party shall assign, wholly or partially, the rights and obligations under this Agreement except with the prior written consent of the other Party.

17)	Entire Agreement

This Agreement embodies the entire understanding between the Parties relating to its subject matter and there are no promises, terms, conditions or obligations, oral or written expressed or implied other than those contained in this Agreement.

18)	Notices

Any notice required to be given under the provisions of this Agreement will be sufficiently given if sent by registered post addressed to the principal place of business of the Party to be served. Any such notice will be deemed to have been received upon the record date of delivery.

19)	Non-Waiver

No failure or delay on the part of the Parties to exercise any right, power or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise by either Party of any rights, power or remedy. The rights, powers and remedies provided herein are cumulative and are not exclusive of any rights, powers or remedies by law.

20)	Severability

If any provision of this Agreement is unenforceable to any extent, the remainder of this Agreement, or application of that provision to any persons or circumstances other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by law.

21)	Counterparts

The Parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. If one Party delivers a signed copy of this Agreement by email using “.pdf” format data file to the other Party, such delivery will create binding obligation on the delivering Party with the same effect as if such “.pdf” format data file is an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties are signing this Agreement on the date below their respective signatures.

THUNDER POWER HOLDINGS LIMITED

By:	/s/ Ho Pok Man
Name:	Ho Pok Man
Title:	Financial Planning and Analysis Manager

Date:	1st November 2023

By:	/s/ Jo Chiu Wai
Name:	Jo Chiu Wai
HKID No.:	Z195401(7)

Date:	1st November 2023

[Signature page to the Consulting Agreement]